Exhibit 10.2

Cornerstone OnDemand Commission Plan

EMPLOYEE NAME:	David Carter
PLAN TYPE:	Senior Vice President of Sales
EFFECTIVE DATE:	1/1/2012
TERM:	Effective Date through 12/31/12

The following sets forth the terms and conditions of your commission plan (the “Plan”). The Plan does not automatically renew at the end of the Term, and is only valid for the Term, unless it is revised by Cornerstone during the Term. Cornerstone's Board of Directors (or its authorized committee or delegate) and/or Cornerstone's CEO may amend, modify, alter, suspend, or terminate the Plan at any time and in its sole discretion. The Plan may only be modified with the prior written approval of Cornerstone's CEO. All calculations and determinations with respect to the Plan shall be made by Cornerstone in its sole discretion, and shall be final. Cornerstone reserves the right to change at any time the products, services, customers, territories, accounts, commissions or bonuses assigned to you.

1)	Definitions.

a)	“Territory” means the territory assigned by your manager.

b)
“Contract” means a written agreement, amendment, addendum, and/or statement of work with approved pricing between Cornerstone and a customer in your Portfolio for Cornerstone software and/or services, duly executed on behalf of Cornerstone by its CEO or General Manager EMEA (for contracts with non-U.S. customers) or an authorized designee.

c)	“Approved Contract” means a Contract executed during the Term.

d)
“Phased Approved Contract” means an Approved Contract where the start date for some of the software, recurring services, and/or users purchased when the Approved Contract was originally executed falls after the first year of the Approved Contract (e.g., Performance Cloud starts in Year 2; 10,000 users are committed for Years 2 and 3, but only 3,000 are committed for Year 1; etc.).

e)	“Prior Contract” means a Contract, including any applicable amendments and addenda thereto, executed prior to the Term and renewed by an Approved Contract.

f)	“Revenue” means the fee(s) in an Approved Contract contractually committed at the time of its execution.

g)	“Software Revenue” means Revenue attributable to software subscriptions, course registrations, content delivery and/or language packs.

h)
“Service Revenue” means Revenue attributable to: (1) professional services (i.e., implementation services, business consulting, technical consulting and educational services); (2) e-learning content sales, less royalties and/or fees for content payable to third-party content vendors; or (3) other value-add services (e.g., outsourced administration, solution optimization, and premier support).

i)	“Recurring Service Revenue” means Service Revenue which is charged on an annually recurring basis.

j)	“One-time Service Revenue” means Service Revenue which is not charged on an annually recurring basis.

k)	“Annual Contract Value” of a Contract means all Revenue (except One-time Service Revenue), divided by the term (in years or partial years).

l)	“Baseline Revenue” of an Approved Contract means an amount equal to the Annual Contract Value of the corresponding Prior Contract. Where there is no Prior Contract, Baseline Revenue is zero.

m)	“Incremental Revenue” means Revenue minus Baseline Revenue.

n)	“Commission” means incentive compensation relating to procurement of an Approved Contract, calculated as a percentage of applicable Incremental Revenue.

o)
“Quota” means the following amount of combined Incremental Software Revenue and Incremental Service Revenue across all Approved Contracts procured primarily by you and/or your team due to be invoiced during the first twelve (12) months of an Approved Contract:

$44,000,000.

2)	Earned Commissions.
Commissions are deemed to be earned (“Earned Commissions”) for a given contract year of an Approved Contract when all of the following conditions have been satisfied:

a)	There is a valid Approved Contract in place.

b)	You and/or your team were primarily responsible for procuring the Approved Contract.

c)	A minimum of twenty-five percent (25%) of the total combined Software Revenue and Service Revenue for that year has been invoiced and received by Cornerstone (“Revenue Receipt Date”).

d)	You are employed by Cornerstone on the Revenue Receipt Date.

3)	Payment of Commissions.
Cornerstone will pay Earned Commissions within thirty-five (35) days of the date the Commissions are earned (as described in Section 2 above).

4)	Commission Rates (applies to Incremental Revenue only).

a)	Regular Commission Rates. Regular Commissions are as follows:

i)	One-time Service Revenue: 0.5%

ii)	Recurring Service Revenue:

If the initial term of the Approved Contract is:	For a given Recurring Service Revenue amount, your Commission for:
	The first year[1] the amount is invoiced is:	The second year the amount is invoiced is:	The third year the amount is invoiced is:
2+ years	0.5%	0.35%	0.25%
1-2 years	0.5%	0.35%
1 year or less	0.5%

iii)	Software Revenue:

If the initial term of the Approved Contract is:	For a given Software Revenue amount, your Commission for:
	The first year[2] the amount is invoiced is:	The second year the amount is invoiced is:	The third year the amount is invoiced is:
2+ years	0.75%	0.5%	0.375%
1-2 years	0.75%	0.5%
1 year or less	0.75%

_______________________________
1 Note that, for Phased Approved Contracts, the first year that a given amount of Software Revenue or Recurring Service Revenue is invoiced will not always coincide with Year 1 of the Approved Contract. Example 1: Client ABC contracts for the Learning Cloud for $100,000/year, beginning in Year 1 of the Approved Contract, and the Performance Cloud for $100,000/year, beginning in Year 2 of the Approved Contract. Here, the Learning Cloud fee is first invoiced in Year 1 of the Approved Contract, but the Performance Cloud is first invoiced in Year 2 of the Approved Contract. Example 2: Client ABC commits to 1,000 users for $40,000 in Year 1, and 1,400 users for $55,000 in Years 2 and 3. Though $40,000 is first invoiced in the first year of the Approved Contract, the incremental $15,000 is first invoiced in Year 2 of the Approved Contract.
2 See Footnote 1.

b)
Accelerated Commission Rates. Accelerated Commissions will apply to Approved Contract amounts exceeding one hundred percent (100%) of your total Quota in all categories during the Term. For the categories listed below, accelerated Commissions replace regular Commissions. Accelerated Commissions are as follows:

i)	One-time Service Revenue: 1%

ii)	Recurring Service Revenue (first year invoiced): 1%

iii)	Software Revenue (first year invoiced): 1.5%

5)	Bonus.

If you achieve the following Quota milestone by the following date:	You will be eligible for a bonus of:
$16,500,000 by June 30, 2012	$10,000
$27,500,000 by September 30, 2012	$5,000
$44,000,000 by December 31, 2012	$5,000

6)	Termination of Your Employment.

a)	Nothing contained in this document in any way changes or limits the “at-will” nature of the employment relationship between Cornerstone and you.

b)	In the event that your employment with Cornerstone terminates, you will only be paid for Earned Commissions on or prior to the date of your termination or transfer.

7)	Miscellaneous.

a)	Nothing in this document obligates Cornerstone to enter into any Approved Contracts or other agreements with any customer or otherwise.

b)	You are expected to follow the official Cornerstone pricing guidelines, which are subject to change from time to time at Cornerstone's sole discretion.

c)	The Plan supersedes any prior written or verbal discussions, agreements or understandings with respect to the bonuses, commissions and similar items of compensation for sales made during the Term.

d)
In the event that any provision or any portion of any provision hereof becomes or is declared by a court or administrative agency of competent jurisdiction to be illegal, unenforceable, or void, this Plan shall continue in full force and effect without said provision or portion of provision.

e)	The law governing the Plan, as well as venue for any action, shall be the state where the employee is employed.

f)
Notwithstanding anything to the contrary herein, all calculations regarding Quota, Revenue and Commissions are subject at all times to applicable conflict, teaming, and referral rules, which shall be made available to you online (link to be provided).

CORNERSTONE

By: /s/ Adam L. Miller
Adam L. Miller
President and Chief Executive Officer

Date: May 18, 2012

Agreed and accepted:

By: /s/ David Carter
David Carter

Date: May 17, 2012